                                                                    Exhibit 99.1

                       PANAMSAT REPORTS THIRD QUARTER 2003
                                FINANCIAL RESULTS

   COMPANY DELIVERS STRONG FINANCIAL RESULTS, ESTABLISHES FIRST AMERICAN HIGH DEFINITION CABLE NEIGHBORHOOD, CONTINUES BUILDING GOVERNMENT SERVICES UNIT

WILTON, CONN., October 13, 2003 - PanAmSat Corporation (NASDAQ: SPOT) today reported financial results for the third quarter and nine months ended September 30, 2003. In the third quarter, the company generated revenues of $210.1 million compared to $199.1 million in the third quarter of 2002 and earnings per share
(EPS) of $0.14 equaling the same period last year. For the first nine months of 2003, total revenues were $613.4 million compared to $615.5 million in 2002 and EPS was $0.55 per share compared to $0.41 per share for the same period in 2002.

"It continues to be a tough environment for our industry, which has unfortunately launched more capacity than the markets demand. We saw this coming, focused on the fundamentals of our business and managed for profitability and free cash flow. Our strategy has worked," said Joe Wright, president and CEO of PanAmSat. "But we haven't stopped there. We determined early this year that two growth markets for the FSS business were going to be North American high-definition video and the U.S. Government. So, we are building our capacity to service those opportunities. We have acquired Esatel to add to our earlier acquisition of HGS and now have a full range of communication capabilities, in the air and on the ground, to meet the rapidly growing government demand. And, by launching Galaxy XIII/Horizons-1, we now have established the initial satellite of the first High-Definition television neighborhood in the U.S. Each of these events has expanded the reach of PanAmSat in the marketplace and prepared us for future growth."

Among the business highlights for the third quarter of 2003:

- Solid financial results for the ninth consecutive quarter with revenues of $210.1 million in the third quarter versus $199.1 million for the same period in 2002; EPS of $0.14 per share equal to a year earlier after absorbing a non-cash accelerated depreciation charge which reduced EPS by $0.04 per share.

- Strengthening of the Company's Government unit - G2 Satellite Solutions - with the acquisition of Esatel. Through the combination of Esatel and G2, PanAmSat offers one of the widest portfolios of end-to-end services for Defense, domestic and Homeland Security applications in the market.

- Increased activity in G2 Satellite Solutions from the US Government sales resulting in operating lease revenues for the third quarter of 2003 of $21.2 million versus $6.3 million for the same period last year.

-     Continued modernization of the fleet with the successful launch of Galaxy
      XIII. As the first of three satellites optimized for HDTV performance to be deployed through 2005, Galaxy XIII is home to some of the biggest names in cable television including HBO, HDNet, Turner and Starz Encore. The satellite will support VSAT and video applications as well as emerging technologies.

"PanAmSat is also convinced that FSS operators in the future will have to provide full communication services through hybrid satellite/fiber networks and we are developing that service model as we speak," continued Wright. "The way for us to compete in this industry is to provide full services with a low, lean-to-the-muscle cost structure. We are doing exactly that."

FINANCIAL RESULTS FOR THREE MONTHS ENDED SEPTEMBER 30, 2003

Total revenues for the third quarter of 2003 were $210.1 million, compared to revenues of $199.1 million for the third quarter of 2002. Operating lease revenues were $206.0 million for the third quarter of 2003, compared to $194.4 million for the same period in 2002. The increase in operating lease revenues was primarily attributable to additional government revenues related to the Company's new G2 Satellite Solutions division and an increase in network services revenues. These increases were partially offset by lower video revenues recorded as a result of customer credit related issues. Total sales and sales-type lease revenues were $4.0 million for the quarter ended September 30, 2003, compared to $4.7 million for the same period in 2002.

Operating lease revenues from video services were $119.0 million during the third quarter of 2003, compared to $124.9 million for the third quarter of 2002. This decrease was primarily due to customer credit related issues and lower occasional services revenues. Overall video services revenues were $123.1 million in the third quarter of 2003, compared to $129.6 million in the third quarter of 2002.

Operating lease revenues from network services increased to $54.5 million for the third quarter of 2003, compared to $49.4 million for the third quarter of 2002. This increase in network services revenues is primarily a result of net new business recorded during the third quarter of 2003 from network resellers.

Operating lease revenues from government services (previously included within network services revenues) increased to $21.2 million for the third quarter of 2003, compared to $6.3 million for the third quarter of 2002. The $21.2 million for the third quarter of 2003 primarily represents revenues from the Company's G2 Satellite Solutions division, which was formed in 2003 after the acquisition of Hughes Global Services ("HGS").

Total direct operating costs and selling, general & administrative costs for the three months ended September 30, 2003 increased by $5.4 million or 10 percent to $57.9 million as compared to $52.5 million for the same period in 2002. This increase is primarily attributable to additional costs related to the Company's G2 Satellite Services division, partially offset by lower bad debt expense and the Company's continued focus on operational efficiencies including lower insurance costs.

For the three months ended September 30, 2003, EBITDA(1) was $151.5 million, or 72 percent of total revenues, as compared to $145.4 million or 73 percent of total revenues for the same period in 2002.

For the three months ended September 30, 2003, net income was $21.0 million, compared to $20.7 million for the same period in 2002. EPS was $0.14 per share in both the third quarter of 2003 and the third quarter of 2002. The change in net income was due to higher EBITDA of $6.1 million offset by an increase in depreciation expense which was primarily attributable to the acceleration of depreciation on the Company's Galaxy IVR and PAS-6B satellites.

FINANCIAL RESULTS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

Total revenues for the nine months ended September 30, 2003 were $613.4 million, compared to revenues of $615.5 million for the nine months ended September 30, 2002. Operating lease revenues were relatively flat at $600.9 million for the nine months ended September 30, 2003, compared to $600.4 million for the same period in 2002. Total sales and sales-type lease revenues were $12.6 million for the nine months ended September 30, 2003, compared to $15.1 million for the same period in 2002.

Operating lease revenues from video services were $362.0 million for the nine months ended September 30, 2003 as compared to $392.2 million for the nine months ended September 30, 2002. This decrease was primarily due to the 2002 FIFA World Cup, lower termination fee revenues and lower video revenues recorded as a result of customer credit related issues. Overall video services revenues were $374.6 million in the nine months ended September 30, 2003 compared to $407.3 million in the nine months ended September 30, 2002.

Operating lease revenues from network services were $157.7 million for the nine months ended September 30, 2003, compared to $146.4 million for the same period in 2002. This increase in network services revenues is primarily a result of net new business recorded during the third quarter of 2003 from network resellers.

Operating lease revenues from government services (previously included within network services revenues) increased to $46.2 million for the nine months ended September 30, 2003, compared to $18.6 million for the same period of 2002. The $46.2 million recorded in 2003 primarily represents revenues from the Company's G2 Satellite Solutions division.

Total direct operating costs and selling, general & administrative costs for the nine months ended September 30, 2003 decreased $13.2 million or 8 percent to $162.7 million as compared to $175.9 million for the same period in 2002. This decrease is primarily attributable to lower bad debt expense, lower broadcast services related costs as a result of the 2002 World Cup, and the Company's continued focus on operational efficiencies including lower insurance costs. These decreases were partially offset by additional costs related to the Company's new G2 Satellite Solutions division.

For the nine months ended September 30, 2003, EBITDA was $449.4 million, or 73 percent of total revenues, as compared to $447.2 million or 73 percent of total revenues for the same period in 2002. The increase in EBITDA is primarily a result of the items discussed above and several significant transactions recorded during the nine months ended September 30, 2002 including the recording of: a $40.1 million gain in relation to the settlement of the PAS-7 insurance claim; net facilities restructuring and severance charges of $13.7 million and an $18.7 million loss on the conversion of sales-type leases to operating leases.

For the nine months ended September 30, 2003, net income was $82.2 million, compared to $61.5 million for the same period in 2002. Earnings per share was $0.55 per share for the nine months ended September 30, 2003, compared to $0.41 per share for the comparable period of 2002. These increases in net income and EPS were primarily due to lower depreciation expense of $30.5 million and higher EBITDA of $2.2 million. These increases were partially offset by higher interest expense of $3.8 million and higher income tax expense of $8.2 million.

As of September 30, 2003, PanAmSat had contracts for satellite services representing future payments (backlog) of approximately $4.8 billion, compared to approximately $5.3 billion as of June 30, 2003. During the third quarter of 2003, the Company reduced its backlog on its PAS-6B satellite by approximately $360 million due to the XIPS related anomaly discussed in the Company's June 30, 2003 Form 10-Q filing.

FINANCIAL GUIDANCE FOR FOURTH QUARTER AND FULL-YEAR 2003

The company projects its consolidated financial results for the fourth quarter and full-year 2003 will be as follows:

                                     Q4'03 GUIDANCE                         FULL YEAR 2003 GUIDANCE
                                     --------------                         -----------------------
Operating Lease Revenues             $196 million to $210 million           $797 million to $811 million

Sales/sales-type leases              Approximately $4 - 5 million of        Approximately $16 - $17 million of
                                     period revenue; No new sales or        period revenue; No new sales or
                                     sales-type leases expected             sales-type leases expected

Total Revenues                       $200 million to $215 million           $813 million to $828 million

EBITDA(1)                            $140 million to $150 million           $589 million to $599 million

Depreciation                         $75 million to $85 million             $307 million to $317 million

Net income                           $14 million to $21 million             $96 million to $103 million

Earnings per share                   $0.09 to $0.14 per share               $0.64 to $0.69 per share

Capital expenditures                 $20 million to $35 million             $105 million to $120 million

NON-GAAP FINANCIAL RECONCILIATION SCHEDULE

                                                               NINE              NINE
                                 THIRD         THIRD          MONTHS            MONTHS           FOURTH
                                QUARTER       QUARTER         ENDED             ENDED            QUARTER      FULL YEAR
                                 2003          2002         SEPTEMBER 30,     SEPTEMBER 30,       2003          2003
                                ACTUAL        ACTUAL           2003              2002           GUIDANCE      GUIDANCE
                                -------      ---------      -------------     -------------     ---------     ---------
Net Income                      $ 21.0M      $   20.7M        $  82.2M          $  61.5M        $  14-21M     $ 96-103M

Plus: Income tax expense           6.6M           6.9M           28.7M             20.5M             5-8M        34-37M


Plus: Interest expense, net       38.9M          38.9M          106.3M            102.5M           30-40M      136-146M


Plus: Depreciation expense        85.0M          78.9M          232.2M            262.7M           75-85M      307-317M
                                -------      ---------        --------          --------        ---------     ---------
EBITDA(1)                       $151.5M      $  145.4M        $ 449.4M          $ 447.2M        $140-150M     $589-599M
                                -------      ---------        --------          --------        ---------     ---------

Net cash flow provided by
operating activities:           $ 92.9M      $  129.2M        $ 327.7M          $ 395.4M              N/A           N/A
Net cash flow (used in)
provided by investing
activities:                     (39.1)M       (172.2)M         (58.5)M          (140.8)M
Plus: Purchase/(Sale)of
short-term investments:          (0.7)M          95.7M         (44.4)M             95.7M
                                --------     ---------        --------          --------
Free Cash Flow(2)                $53.1M      $   52.7M        $ 224.8M          $ 350.3M
                                -------      ---------        --------          --------

Operating Profit Margin (3)         32%            33%             35%               30%              N/A           N/A
EBITDA margin (1)                   72%            73%             73%               73%

(1) EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), which is a non-GAAP financial measure, is the sum of net income, income tax expense, interest expense, net and depreciation and amortization as presented in the attached Summaries of Operating Results. EBITDA margin is calculated by dividing EBITDA by total revenues. This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America. PanAmSat's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. PanAmSat believes EBITDA is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. PanAmSat's management also uses this metric to measure income generated from operations that could be used to service debt, fund future capital expenditures or pay taxes. In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value. EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.

(2) Free Cash Flow, which is a non-GAAP financial measure, equals net cash provided by operating activities less net cash used in investing activities (excluding purchases of short-term investments) as presented in the attached Summarized Statements of Cash Flows. This measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flow as determined in accordance with accounting principles generally accepted in the United States of America. PanAmSat's management uses Free Cash Flow to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes. PanAmSat believes Free Cash Flow is a measure of performance used by some investors, equity analysts and others to make informed investment decisions. PanAmSat's management also uses this metric to measure cash flows generated from operations that could be used to service debt, fund future capital expenditures or pay taxes. Free Cash Flow does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free Cash Flow as presented herein may not be comparable to similarly titled measures reported by other companies.

(3) Operating Profit Margin is calculated by dividing income from operations by total revenues.

For more detailed information about our financial guidance and trends, please visit the "Financial Guidance/Recent Presentations" page of the Investor Relations section of our website located at http://www.panamsat.com. PanAmSat will hold a conference call at 11:00 a.m. ET on October 13, 2003 to discuss its third quarter 2003 financial results, as well as its financial outlook for 2003. The dial-in number is 1-800-289-0485 (domestic) or 1-913-981-5518
(international). To listen to the call live via web cast, please visit www.panamsat.com.

ABOUT PANAMSAT

PanAmSat Corporation (NASDAQ: SPOT) is one of the world's top three satellite operators managing a global fleet of 31 satellites, 26 of which are wholly-owned by the Company, for the delivery of news, sports and other television programming. In total, this fleet is capable of reaching more than 98 percent of the world's population through cable television systems, broadcast affiliates, direct-to-home operators, Internet service providers and telecommunications companies. In addition, PanAmSat supports the largest concentration of satellite-based business networks in the US, as well as specialized communications services in remote areas throughout the world. PanAmSat is 81 percent owned by HUGHES Electronics Corporation. For more information, visit the company's web site at www.panamsat.com.

ABOUT HUGHES

HUGHES is a world-leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting. HUGHES is a unit of General Motors Corporation. The earnings of HUGHES are used to calculate the earnings attributable to the General Motors Class H common stock (NYSE: GMH).

NOTE: The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. When used in this press release, the words "estimate," "plan," "project," "anticipate," "expect," "intend," "outlook," "believe," and other similar expressions are intended to identify forward-looking statements and information. Actual results may differ materially from anticipated results due to certain risks and uncertainties, which are more specifically set forth in the "Financial Guidance/Recent Presentations" page of the Investor Relations section of our website and the company's annual report on Form 10-K for the year ended December 31, 2002 on file with the Securities and Exchange Commission. These risks and uncertainties include but are not limited to (i) risks of launch failures, launch and construction delays and in-orbit failures or reduced performance, (ii) risk that we may not be able to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all, (iii) risks related to domestic and international government regulation, (iv) risks of doing business internationally, (v) risks related to possible future losses on satellites that are not adequately covered by insurance, (vi) risks of inadequate access to capital for growth, (vii) risks related to competition, (viii) risks related to the company's contracted backlog for future services, (ix) risks associated with the company's indebtedness, (x) risks related to control by our majority stockholder and (xi) litigation. PanAmSat cautions that the foregoing list of important factors is not exclusive. Further, PanAmSat operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company's control.

                                       ###

                  FOUR PAGES OF FINANCIAL INFORMATION TO FOLLOW

SUMMARY OF OPERATING RESULTS
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
AMOUNTS IN THOUSANDS (EXCEPT SHARE DATA)

                                                          PanAmSat        PanAmSat
                                                           9/30/03         9/30/02
                                                          --------        --------
REVENUES
Operating leases, satellite services and other            $206,033        $194,410
Outright sales and sales-type leases                         4,047           4,714
                                                          --------        --------
Total Revenues                                             210,080         199,124
                                                          --------        --------

COSTS AND EXPENSES
Direct operating costs (exclusive of depreciation)          38,563          29,176
Selling, general & administrative costs                     19,323          23,336
Facilities restructuring and severance costs                   727           1,189
                                                          --------        --------
Total                                                       58,613          53,701
                                                          --------        --------
EBITDA                                                     151,467         145,423

Depreciation expense                                        85,018          78,966
                                                          --------        --------
Income from operations                                      66,449          66,457
Interest expense, net                                       38,904          38,857
                                                          --------        --------
Income before income taxes                                  27,545          27,600
Income tax expense                                           6,549           6,900
                                                          --------        --------
Net Income                                                $ 20,996        $ 20,700
                                                          --------        --------
Earnings per share                                        $   0.14        $   0.14
                                                          --------        --------
Weighted average common shares outstanding                   150.1           149.9
                                                          --------        --------

SUMMARY OF OPERATING RESULTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002
AMOUNTS IN THOUSANDS (EXCEPT SHARE DATA)

                                                          PanAmSat         PanAmSat
                                                           9/30/03          9/30/02
                                                          ---------        ---------
REVENUES
Operating leases, satellite services and other            $ 600,853        $ 600,371
Outright sales and sales-type leases                         12,576           15,125
                                                          ---------        ---------
Total Revenues                                              613,429          615,496
                                                          ---------        ---------

COSTS AND EXPENSES
Direct operating costs (exclusive of depreciation)          103,983           96,347
Selling, general & administrative costs                      58,687           79,585
Facilities restructuring and severance costs                  1,390           13,708
Gain on PAS-7 insurance claim                                    --          (40,063)
Loss on conversion of sales-type leases                          --           18,690
                                                          ---------        ---------
Total                                                       164,060          168,267
                                                          ---------        ---------

EBITDA                                                      449,369          447,229

Depreciation expense                                        232,194          262,689
                                                          ---------        ---------
Income from operations                                      217,175          184,540
Interest expense, net (a)                                   106,311          102,557
                                                          ---------        ---------
Income before income taxes                                  110,864           81,983
Income tax expense                                           28,712           20,496
                                                          ---------        ---------
Net Income                                                $  82,152        $  61,487
                                                          ---------        ---------
Earnings per share                                        $    0.55        $    0.41
                                                          ---------        ---------
Weighted average common shares outstanding                    150.0            149.9
                                                          ---------        ---------

(a) As a result of the company's adoption of Statement of Financial Accounting Standards No. 145 in January 2003, the company was required to reclassify the $3.3 million pre-tax loss on early extinguishment of debt recorded during the first quarter of 2002 from an extraordinary item to interest expense within the company's statement of income for the three months ended March 31, 2002. This reclassification did not have any effect on net income previously reported by the company during that period.

SUMMARIZED BALANCE SHEETS
AS OF SEPTEMBER 30, 2003 AND DECEMBER 31, 2002
(AMOUNTS IN THOUSANDS)

                                                   9/30/03           12/31/02
                                                  ----------        ----------
ASSETS
CURRENT ASSETS
     Cash and cash equivalents                    $  496,768        $  783,998
     Short-term investments                           55,394            99,785
     Accounts receivable, net                         69,614            34,276
     Net investment in sales-type leases              22,467            22,858
     Prepaid expenses and other                       32,194            43,170
     Receivable - satellite manufacturer              69,500            72,007
     Insurance claim receivable                      102,649                --
     Deferred income taxes                             9,368             7,889
                                                  ----------        ----------
Total current assets                                 857,954         1,063,983
                                                  ----------        ----------
SATELLITES AND OTHER PROPERTY AND
    EQUIPMENT, Net                                 2,621,288         2,865,279
NET INVESTMENT IN SALES-TYPE
    LEASES                                           120,858           161,869
GOODWILL                                           2,240,323         2,238,659
DEFERRED CHARGES                                     141,432           157,948
                                                  ----------        ----------
TOTAL ASSETS                                      $5,981,855        $6,487,738
                                                  ----------        ----------

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued liabilities          $   75,666        $   77,309
Current portion of long-term debt                     32,663           200,000
Accrued interest payable                              19,653            50,961
Deferred revenues                                     21,115            18,923
                                                  ----------        ----------
       Total current liabilities                     149,097           347,193
                                                  ----------        ----------
LONG-TERM DEBT                                     1,967,338         2,350,000
DEFERRED INCOME TAXES                                445,156           417,843
DEFERRED CREDITS AND OTHER                           260,148           295,160
                                                  ----------        ----------
TOTAL LIABILITIES                                  2,821,739         3,410,196
                                                  ----------        ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY                               3,160,116         3,077,542
                                                  ----------        ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $5,981,855        $6,487,738
                                                  ----------        ----------

SUMMARIZED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

(AMOUNTS IN THOUSANDS)

                                                                     9/30/03             9/30/02
                                                                   -----------         -----------
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES
Net Income                                                         $    82,152         $    61,487
      Depreciation                                                     232,194             262,689
      Gain on PAS-7 insurance claim                                         --             (40,063)
      Loss on conversion of sales-type leases                               --              18,690
      Facilities restructuring and severance costs                       1,390              13,708
      Changes in working capital and other accounts                     12,009              78,920
                                                                   -----------         -----------
              NET CASH PROVIDED BY OPERATING ACTIVITIES                327,745             395,431
                                                                   -----------         -----------
CASH FLOWS FROM INVESTING ACTIVITIES
      Capital expenditures (including capitalized interest)(b)         (87,161)           (260,037)
      Sale (purchases) of short-term investments                        44,393             (95,738)
      Insurance proceeds from satellite recoveries                          --             215,000
      Acquisitions, net of cash acquired                               (15,695)                 --
                                                                   -----------         -----------
              NET CASH USED IN INVESTING ACTIVITIES                    (58,463)           (140,775)
                                                                   -----------         -----------
CASH FLOWS FROM FINANCING ACTIVITIES
      New borrowings                                                        --           1,800,000
      Repayments                                                      (550,000)         (1,771,542)
      Debt issuance costs                                                   --             (41,012)
      Other                                                             (6,874)             (5,899)
                                                                   -----------         -----------
              NET CASH USED IN FINANCING ACTIVITIES                   (556,874)            (18,453)
                                                                   -----------         -----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                    362                  --

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                  (287,230)            236,203
CASH AND CASH EQUIVALENTS, beginning of period                         783,998             443,266
                                                                   -----------         -----------
CASH AND CASH EQUIVALENTS, end of period                           $   496,768         $   679,469
                                                                   -----------         -----------

(b) Includes Capitalized Interest of $11.3 million and $23.6 million for the nine months ended September 30, 2003 and 2002, respectively.

                                       ###